Exhibit 99.1

Newark, NY – April 23, 2009 – IEC Electronics Corp. (IECE.OB) announced its results for the second quarter of fiscal 2009, ending March 27, 2009.

The Company reported revenue of $16,335,000 for the quarter, operating income of $1,143,000 and net income of $2,619,000 or $0.29 per share.  This compares to revenue of $11,940,000, operating income of $385,000 and net income of $673,000 or $0.07 per share for the quarter ending March 28, 2008.  IEC had revenue of $32,192,000 for the first six months of fiscal 2009, operating income of $2,090,000 and a net income of $3,150,000 or $.34 per share.  This compares to revenue of $23,100,000, operating income of $777,000 for the first six months of fiscal 2008, and a net profit of $1,093,000 or $.12 per share.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “This was a good quarter.  We are weathering the economic downturn fairly well.  All our important financial margins have improved.  Our gross margin improved to 16.0% as compared with our second quarter’s gross margin of 11.6% for Q2 2008.  Operating income margin was 7.0% of sales versus 3.2% for the same period last year.  Clearly, a small portion of the accretion comes from the Val-U-Tech wire and cable acquisition last June.  Our strategy of entering that business has enabled us to support our traditional contract manufacturing customers on an ever expanding basis.  We intend to change the name of the operation to IEC Electronics Wire and Cable Inc.  In March, we engaged Mooreland Partners LLC to help us with a “buy-side” engagement looking for companies possessing other synergistic capabilities.

“Moreover, we are pleased to report that our core contract manufacturing business continues to improve. The investments made last year are starting to pay off in manufacturing efficiencies.    Some of the efficiency improvement in this period is also a result of a more favorable product mix, which may or may not continue in the near future.  However, we expect our gross margin as a percent of sales to normalize in a range between 14.5% and 15.5%, which is one of the highest in the industry.”

“The recent unemployment figures are a stark reminder of the condition of this economy.  We do not make a practice of reporting our backlog during the year, nevertheless it is holding up reasonably well despite continued softness, previously reported, associated with a couple of customers who are continuing to experience difficulties.  Our sector performance has shifted somewhat.  The military sector remains strong and we believe it will be so after the proposed government budget adjustments.   It has increased to 48% of sales for the first six months of fiscal 2009 as compared to 39% of sales for fiscal 2008, the last time we presented sector information.  Our industrial sector has declined slightly to 28% of sales for the first six months of this year as compared to 30% for the fiscal year end 2008.  The aerospace sector has remained just over 10% of the Company’s sales for the first six months as compared to fiscal year end 2008.  We still expect continued revenue growth for the balance of the year as we continue to focus on our core military, aerospace, industrial and medical market sectors.”

“In February, our shareholders authorized the Board, at its discretion, to effect a reverse stock split at anytime before the 2010 Annual Meeting in order to support our efforts to secure re-listing of our common stock on a national exchange.  We are not rushing to implement the reverse split in this turbulent market; however we have started to prepare the paperwork for our listing application.  In summary, the Company continues to move in the right direction and we are confident that we are creating future value for our shareholders and opportunity for our employees.”

As a full service EMS provider, IEC is AS9100 and ISO-9001:2000 registered, and a NSA approved supplier under the COMSEC standard.  The Company offers its customers a wide range of services including design, prototype and high reliability printed circuit board assembly, material procurement and control, manufacturing and test engineering support, and systems build. Information regarding IEC’s second quarter 2009 results can be found on its web site at www.iec-electronics.com/documents/finance/Q2-2009-release.pdf

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors.  The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2008 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:	Heather Keenan	John Nesbett
	IEC Electronics Corp.	Institutional Marketing Services
	(315) 332-4262	(203) 972 - 9200
	hkeenan@iec-electronics.com	jnesbett@institutionalms.com